Contact:	Cynthia Swain
Vice President, Corporate Communications
L-3 Communications
212-697-1111
Contact:	Financial Dynamics
	Investors: Eric Boyriven, Alexandra Tramont	For Immediate Release
Media: Evan Goetz
212-850-5600

L-3 COMMUNICATIONS ANNOUNCES THIRD QUARTER 2006 RESULTS
-Net Sales, Operating Income and Diluted Earnings Per Share Increase
23.9%, 25.1% and 18.0%, Respectively

NEW YORK, NY, October 26, 2006 — L-3 Communications (NYSE: LLL) today announced strong results for the 2006 third quarter, with net sales of $3,104.5 million, including organic sales growth(1) of 9.0%, operating income of $333.3 million, diluted earnings per share of $1.31, net cash from operating activities of $260.5 million and free cash flow(2)of $225.4 million.

Diluted earnings per share (EPS) for the 2006 third quarter increased by $0.20, or 18.0%, to $1.31, compared to $1.11 for the 2005 third quarter. Effective January 1, 2006, the company adopted the provisions of SFAS No. 123R, Share-Based Payment (SFAS 123R), which reduced the 2006 third quarter diluted EPS by $0.06, compared to the 2005 third quarter diluted EPS. Net income for the 2006 third quarter increased by $28.5 million, or 21.1%, to $163.8 million, compared to net income of $135.3 million for the 2005 third quarter.

For the 2006 third quarter, consolidated net sales increased by $598.1 million, or 23.9%, to $3,104.5 million, compared to consolidated net sales of $2,506.4 million for the 2005 third quarter. The increase in consolidated net sales from acquired businesses was $372.3 million, or 14.9%, including $191.8 million from The Titan Corporation (Titan) which L-3 acquired on July 29, 2005. Consolidated organic sales growth was 9.0%, or $225.8 million, driven primarily by strong demand for government services, secure networked communications products, intelligence, surveillance and reconnaissance (ISR) systems, base support operations and several product areas, partially offset by volume declines for airport security systems and secure terminal equipment.

Consolidated operating income increased by $66.8 million, or 25.1%, to $333.3 million for the 2006 third quarter, compared to $266.5 million for the 2005 third quarter, and consolidated operating margin increased by 0.1 percentage points to 10.7% for the 2006 third quarter, compared to 10.6% for the 2005 third quarter. Consolidated operating margin increased by 0.9 percentage points due to higher sales, improved contract performance, lower indirect costs, and a settlement of a claim. Additionally, lower margins from acquired businesses reduced consolidated operating margin by 0.4 percentage points, and SFAS 123R stock-based compensation expense reduced consolidated operating margin by 0.4 percentage points. The changes in operating margin are further explained in the company’s reportable segment results discussed below.

Notes:

(1)	Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operations for less than twelve months.

(2)	See discussion, definition and calculation of free cash flow on the financial tables attached to this press release.

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L-3 Communications Announces Results for the 2006 Third Quarter

Interest and other (income) expense netted to $6.4 million of income for the 2006 third quarter, compared to income of $0.9 million for the 2005 third quarter. The increase was primarily due to earnings from unconsolidated joint ventures due to improved operating results, higher interest income and a 2005 third quarter loss of $3.0 million to write-down the carrying value of an investment, which did not recur in the 2006 third quarter.

Interest expense for the 2006 third quarter increased by $16.9 million, or 28.2%, to $76.8 million, compared to interest expense of $59.9 million for the 2005 third quarter, primarily due to interest expense on debt incurred to finance the Titan acquisition.

The effective income tax rate for the 2006 third quarter increased to 36.9% from 34.0% for the 2005 third quarter. This increase was primarily due to the favorable disposition of certain tax contingencies in the 2005 third quarter that did not recur in the 2006 third quarter.

Funded orders for the 2006 third quarter increased by $704.8 million, or 26.8%, to $3,337.2 million, from $2,632.4 million for the 2005 third quarter. Funded backlog at September 30, 2006 increased by $1,249.6 million, or 17.8%, to $8,250.5 million from $7,000.9 million at December 31, 2005.

Net cash from operating activities for the 2006 third quarter increased by $41.5 million, or 18.9%, to $260.5 million from $219.0 million for the 2005 third quarter. Free cash flow for the 2006 third quarter increased by $31.5 million, or 16.2%, to $225.4 million, compared to free cash flow of $193.9 million for the 2005 third quarter.

‘‘Building upon our excellent operating performance during the first half of 2006, L-3 achieved strong results for the 2006 third quarter, with record quarterly sales, diluted EPS and funded backlog,’’ said Michael T. Strianese, President and Chief Executive Officer and Chief Financial Officer of L-3 Communications. ’’We had strong performance across all of our segments.’’

YEAR TO DATE RESULTS

Diluted EPS decreased by $0.11, or 3.7%, to $2.84 for the 2006 nine-month period, compared to $2.95 per share for the 2005 nine-month period. Net income for the 2006 nine-month period decreased by $4.6 million, or 1.3%, to $352.5 million, compared to $357.1 million for the 2005 nine-month period. The 2006 nine-month period included a litigation charge of $129.0 million ($78.2 million after income taxes, or $0.63 per share) for a jury verdict rendered against the company concerning a non-binding letter of intent with OSI Systems, Inc. relating to the company’s acquisition of the detection systems business of PerkinElmer Inc. in 2002 (the ’’Litigation Charge’’) and a charge of $39.2 million ($25.5 million after-tax, or $0.20 per share) in connection with the company’s voluntary review of its past stock option granting practices and the related accounting (the ’’Stock-Based Charge’’). Each of these charges was recorded in the 2006 second quarter, and are more fully described in the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006.

Before giving effect to the Litigation Charge ($0.63 per share) and the Stock-Based Charge ($0.20 per share), diluted EPS increased by $0.72, or 24.4%, to $3.67 for the 2006 nine-month period, compared to $2.95 per share for the 2005 nine-month period. Excluding these charges, net income for the 2006 nine-month period increased by $99.1 million, or 27.8%, to $456.2 million, compared to $357.1 million for the 2005 nine-month period. SFAS 123R stock-based compensation expense reduced the 2006 nine-month period diluted EPS by $0.18, compared to the 2005 nine-month period.

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L-3 Communications Announces Results for the 2006 Third Quarter

For the 2006 nine-month period, consolidated net sales increased by $2,547.2 million, or 38.9%, to $9,091.7 million from consolidated net sales of $6,544.5 million for the 2005 nine-month period. The increase in consolidated net sales from acquired businesses was $1,930.4 million, or 29.5%, including $1,477.5 million from the Titan acquired businesses. Consolidated organic sales growth was 9.4%, or $616.8 million driven primarily by strong demand for government services, ISR systems, secure networked communications products, aircraft modification, base support operations, and several specialized products, partially offset by volume declines for secure terminal equipment, aircraft support services and airport security systems.

Consolidated operating income increased by $79.5 million, or 11.5%, to $770.1 million for the 2006 nine-month period, compared to $690.6 million for the 2005 nine-month period, and consolidated operating margin declined by 2.1 percentage points to 8.5% for the 2006 nine-month period, compared to 10.6% for the 2005 nine-month period.

Before giving effect to the Litigation Charge ($129.0 million) and Stock-Based Charge ($39.2 million), consolidated operating income increased by $247.7 million, or 35.9%, to $938.3 million for the 2006 nine-month period, compared to $690.6 million for the 2005 nine-month period, and consolidated operating margin declined by 0.3 percentage points to 10.3% for the 2006 nine-month period, compared to 10.6% for the 2005 nine-month period. Although consolidated operating margin declined, improved contract performance, higher sales volume and lower indirect costs increased operating margin by 0.7 percentage points. This increase was offset by lower margins from acquired businesses, which reduced consolidated operating margin by 0.6 percentage points, and SFAS 123R stock-based compensation expense, which reduced consolidated operating margin by 0.4 percentage points. The changes in operating margin are further explained in the company’s reportable segment results discussed below.

Interest and other (income) expense, netted to $14.4 million of income for the 2006 nine-month period, compared to income of $6.4 million for the 2005 nine-month period. The increase was due to trends similar to those for the 2006 third quarter, plus $3.5 million of interest income from the favorable settlement of a claim during the 2006 first quarter.

Interest expense for the 2006 nine-month period increased by $85.1 million, or 62.3%, to $221.6 million, compared to interest expense of $136.5 million for the 2005 nine-month period. This increase was primarily due to interest expense on debt incurred to finance the Titan acquisition in July 2005.

The effective income tax rate for the 2006 nine-month period increased to 36.4% from 35.4% for the 2005 nine-month period. The effective income tax rate for the 2006 nine-month period excluding the Litigation Charge and Stock-Based Charge was 36.9%. The increase in the effective income tax rate excluding these charges was primarily due to the favorable disposition of certain tax contingencies in the 2005 third quarter, partially offset by higher income tax benefits in the current period relating to foreign tax credits resulting from the repatriation of certain foreign earnings.

Funded orders for the 2006 nine-month period increased by $2,196.5 million, or 28.9%, to $9,788.9 million from $7,592.4 million for the 2005 nine-month period.

Net cash from operating activities for the 2006 nine-month period increased by $155.6 million, or 26.8%, to $735.2 million from $579.6 million for the 2005 nine-month period. Free cash flow for the 2006 nine-month period increased by $123.3 million, or 24.1%, to $633.9 million, compared to free cash flow of $510.6 million for the 2005 nine-month period.

The company’s cash and cash equivalents decreased by $146.2 million to $247.7 million at September 30, 2006 from $393.9 million at December 31, 2005. The decrease was primarily due to cash paid for business acquisitions, partially offset by the company’s free cash flow for the 2006 nine-month period.

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L-3 Communications Announces Results for the 2006 Third Quarter

Total debt was $4,634.6 million at September 30, 2006, compared to $4,633.5 million at December 31, 2005. Available borrowings under the company’s revolving credit facilities after reduction for outstanding letters of credit were $923.0 million at September 30, 2006.

Shareholders’ equity increased by $570.9 million to $5,061.6 million at September 30, 2006, compared to $4,490.7 million at December 31, 2005, resulting from the company’s net income plus proceeds from the exercise of stock options during the 2006 nine-month period, less dividends paid.

Total debt as a percentage of book capitalization (total debt plus minority interests plus shareholders’ equity) decreased to 47.4% at September 30, 2006 from 50.3% at December 31, 2005, primarily because of the increase in shareholders’ equity described above.

REPORTABLE SEGMENTS

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

C3ISR net sales for the 2006 third quarter increased by $129.3 million, or 21.4%, to $732.6 million from net sales of $603.3 million for the 2005 third quarter. The increase in net sales from acquired businesses was $92.0 million, and was primarily related to the Titan acquired businesses. Organic sales growth was $37.3 million, or 6.2%, driven by recent new business awards resulting in higher sales for airborne mission and ISR systems and secure networked communications products, which were partially offset by lower sales for secure terminal equipment, a product that faces declining demand as it continues to approach full deployment in the marketplace.

C3ISR generated operating income of $75.2 million for the 2006 third quarter, compared to $69.6 million for the 2005 third quarter. The increase in operating income was due to higher sales volume, partially offset by lower operating margins. Operating margin for the 2006 third quarter decreased by 1.2 percentage points to 10.3% from 11.5% for the 2005 third quarter. C3ISR operating margin declined by 0.9 percentage points primarily due to lower volume for secure terminal equipment and 0.4 percentage points for SFAS 123R stock-based compensation expense, partially offset by an increase of 0.1 percentage points due to higher margin from acquired businesses. Orders for the C3ISR segment were $627.1 million during the 2006 third quarter.

For the 2006 nine-month period, net sales increased by $682.8 million, or 46.6%, to $2,147.7 million from net sales of $1,464.9 million for the 2005 nine-month period. The increase in net sales from acquired businesses was $538.6 million, primarily related to the Titan acquired businesses. Organic sales growth was $144.2 million, or 9.8%, driven largely by trends similar to those for the 2006 third quarter.

C3ISR generated operating income of $224.2 million for the 2006 nine-month period, compared to $178.5 million for the 2005 nine-month period. The increase in operating income was due to higher sales volume, partially offset by lower operating margins. Operating margin for the 2006 nine-month period decreased by 1.8 percentage points to 10.4% from 12.2% for the 2005 nine-month period. C3ISR operating margin declined by 1.1 percentage points primarily due to higher development costs for new secure communications products which are expected to provide future sales growth, and higher sales volume on contracts with greater material and subcontractor content, which generally have lower margin, 0.3 percentage points due to lower margins from acquired businesses and 0.4 percentage points for SFAS 123R stock-based compensation expense.

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L-3 Communications Announces Results for the 2006 Third Quarter

Government Services

Government Services net sales for the 2006 third quarter increased by $188.3 million, or 34.0%, to $741.9 million from net sales of $553.6 million for the 2005 third quarter. The increase in net sales from acquired businesses was $107.2 million, primarily related to the Titan acquired businesses. Organic sales growth was $81.1 million, or 14.6%, driven by increased sales volume for (1) intelligence support services because of recent competitive contract awards primarily for the support of U.S. military operations in Iraq and Afghanistan, (2) training and leadership development services primarily for the Iraq and Afghanistan governments’ ministries of defense, (3) communication software support, systems engineering, and other technical services to support U.S. Army communications and surveillance activities, and (4) the company’s linguist contract with the U.S. Army’s Intelligence and Security Command (INSCOM), which was extended through a contract option to December 9, 2006. The linguist contract generated sales of $161.8 million for the 2006 third quarter and is currently the company’s largest contract in terms of annual sales. INSCOM issued a new competitive procurement for future linguist services, under which it will procure linguist services from multiple sources instead of from a single contractor, which will increase competition. The company can provide no assurance that INSCOM will exercise its remaining option to extend the company’s linguist contract to March 9, 2007, or that the company will win the re-competition for the linguist contract or, even if it does win, that it will receive the same volume of sales.

Government Services generated operating income of $69.1 million for the 2006 third quarter, compared to $47.4 million for the 2005 third quarter. The increase in operating income was due to higher sales volume. Operating margin for the 2006 third quarter increased 0.7 percentage points to 9.3% from 8.6% for the 2005 third quarter. Government Services operating margin increased by 1.0 percentage points due to higher sales volume and lower indirect costs partially offset by lower margins on the linguist contract, which is a cost plus fixed fee type contract. This increase was partially offset by a 0.3 percentage point reduction for SFAS 123R stock-based compensation expense. Orders for the Government Services segment were $974.1 million during the 2006 third quarter.

For the 2006 nine-month period, net sales increased by $1,031.1 million, or 90.3%, to $2,172.4 million from net sales of $1,141.3 million for the 2005 nine-month period. The increase in net sales from acquired businesses was $801.2 million, primarily related to the Titan acquired businesses. Organic sales growth was $229.9 million, or 20.1%, driven primarily by trends similar to those for the 2006 third quarter. The linguist contract generated sales of $456.5 million for the 2006 nine-month period and is expected to generate sales in excess of $550 million for the year ending December 31, 2006.

Government Services generated operating income of $194.6 million for the 2006 nine-month period, compared to $103.1 million for the 2005 nine-month period. The increase in operating income was due to higher sales volume. Operating margin for the 2006 nine-month period was unchanged at 9.0% compared to the 2005 nine-month period. Although operating margin was unchanged, improved contract performance and lower indirect costs increased operating margin by 0.7 percentage points. This increase was offset by a 0.4 percentage point reduction because of lower margins from acquired businesses (primarily because of lower margins on the linguist contract) and a 0.3 percentage point reduction for SFAS 123R stock-based compensation expense.

Aircraft Modernization and Maintenance (AM&M)

AM&M net sales for the 2006 third quarter increased by $74.0 million, or 13.5%, to $623.0 million from net sales of $549.0 million in the 2005 third quarter. The increase in net sales from acquired businesses was $32.8 million, primarily due to the acquisition of Crestview Aerospace Corporation on June 29, 2006. Organic sales growth was $41.2 million, or 7.5%, driven by increased sales volume for base support operations related to continued support of U.S. military operations in Iraq and Afghanistan, U.S. Army aviation training aircraft and the completion of performance milestones for the Canadian Maritime Helicopter Program (MHP). Aircraft support services sales declined primarily because of the loss of a contract to provide maintenance and support services for U.S. Navy fixed wing training aircraft.

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L-3 Communications Announces Results for the 2006 Third Quarter

AM&M generated operating income of $64.1 million for the 2006 third quarter, compared to $56.4 million for the 2005 third quarter. The increase in operating income was due to higher sales volume. Operating margin for the 2006 third quarter was unchanged at 10.3% compared to the 2005 third quarter. Although operating margin was unchanged, cost performance incentive fees earned on a U.S. Army aviation training aircraft support contract, partially offset by lower sell prices on a follow-on contract for the support of U.S. Air Force and U.S. Navy training aircraft, increased operating margin by 0.3 percentage points. This increase was offset by 0.2 percentage points because of lower margins from acquired businesses and 0.1 percentage points for SFAS 123R stock-based compensation expense. Orders for the AM&M segment were $591.1 million during the 2006 third quarter.

For the 2006 nine-month period, net sales increased by $92.6 million, or 5.4%, to $1,797.5 million from net sales of $1,704.9 million for the 2005 nine-month period. The increase in net sales from acquired businesses was $46.6 million. Organic sales growth was $46.0 million, or 2.7%, driven by increased sales volume for base support operations, aircraft modifications and MHP. These increases were partially offset by lower sales volume for aircraft support services primarily due to the contract loss in the 2006 third quarter discussed above and the loss of a utility aircraft support contract during the 2005 third quarter. Additionally, the sales growth rate for base support operations slowed during the 2006 nine-month period compared to the 2005 nine-month period.

AM&M generated operating income of $173.3 million for the 2006 nine-month period, compared to $169.7 million for the 2005 nine-month period. The increase in operating income was due to higher sales volume, partially offset by lower operating margins. Operating margin for the 2006 nine-month period decreased by 0.4 percentage points to 9.6% from 10.0% for the 2005 nine-month period. Operating margin declined by 0.1 percentage points because of lower margins from acquired businesses and 0.3 percentage points for SFAS 123R stock-based compensation expense.

Specialized Products

Specialized Products net sales for the 2006 third quarter increased by $206.5 million, or 25.8%, to $1,007.0 million from net sales of $800.5 million in the 2005 third quarter. The increase in net sales from acquired businesses was $140.3 million. Acquired businesses primarily include SAM Electronics GmbH, which was acquired on January 31, 2006, and certain of the Titan businesses. Organic sales growth was $66.2 million, or 8.3%, primarily due to higher sales volume for (1) combat vehicle propulsion systems for U.S. military reset and replacement of equipment consumed in the U.S. military operations in Iraq, (2) navigation and guidance systems from recent contract awards, and (3) electron power devices and telemetry and radio frequency products due to the timing of scheduled deliveries. These increases were partially offset by volume declines for airport security products because of a reduction in procurement of explosive detection systems (EDS) by the U.S. Transportation Security Administration (TSA) and foreign government customers.

Specialized Products generated operating income of $124.9 million for the 2006 third quarter, compared to $93.1 million for the 2005 third quarter. The increase in operating income was primarily due to higher sales volume and higher operating margins. Operating margin for the 2006 third quarter increased by 0.8 percentage points to 12.4% from 11.6% for the 2005 third quarter. The increase in Specialized Products operating margin is due to (1) an increase of 2.0 percentage points due to improved contract performance and lower indirect costs for several business areas, including combat vehicle propulsion systems, navigation and guidance products, electro-optical/infrared and telemetry and radio frequency products, naval power equipment and airport security products, (2) an increase of 1.2 percentage points due to a gain of $12.0 million, net of expenses, for the settlement of a claim against a third party for patent infringement, (3) a decline of 0.7 percentage points due to a loss of $6.6 million for cost overruns on three separate fixed-price contracts, each including development and production work, two related to fuzes and one for an anti-submarine acoustic warfare towed array, (4) a decline of 1.2 percentage points because of lower margins from acquired businesses, and (5) a decline of 0.5 percentage points for SFAS 123R stock-based compensation expense. Orders for the Specialized Products segment were $1,144.9 million during the 2006 third quarter.

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L-3 Communications Announces Results for the 2006 Third Quarter

For the 2006 nine-month period, net sales increased by $740.7 million, or 33.2%, to $2,974.1 million from net sales of $2,233.4 million in the 2005 nine-month period. The increase in net sales from acquired businesses was $544.0 million. Acquired businesses primarily include SAM Electronics GmbH, which was acquired on January 31, 2006, and certain divisions of Titan, Boeing Electron Dynamic Devices, Inc. and Combat Propulsion Systems, all of which were acquired in 2005. Organic sales growth was $196.7 million, or 8.8%, primarily due to higher sales volume of (1) combat vehicle propulsion systems, (2) simulation devices, (3) acoustic undersea anti-submarine warfare products driven by sales of the company’s next generation airborne dipping sonars to allied foreign governments, and (4) navigation and guidance systems. These increases were partially offset by volume declines for airport security systems.

Specialized Products generated operating income of $346.2 million for the 2006 nine-month period, compared to $239.3 million for the 2005 nine-month period. The increase in operating income was primarily due to higher sales volume and operating margins. Operating margin for the 2006 nine-month period increased by 0.9 percentage points to 11.6% from 10.7% for the 2005 nine-month period. Specialized Products operating margin increased by 1.9 percentage points due to improved contract performance and lower indirect costs for several business areas. Operating margin increased another 0.4 percentage points due to the settlement of a claim in the 2006 third quarter. In addition, the 2005 nine-month period included three charges aggregating $10.3 million, which did not recur in the current period and resulted in an increase of 0.3 percentage points to operating margin for the 2006 nine-month period. These 2005 nine-month period charges were comprised of $3.7 million for a product recall on the Combat Survivor Evader Locator (CSEL) program, a $3.1 million charge for product reliability costs on certain airborne dipping sonars, and $3.5 million to settle a customer dispute on a telemetry earth station contract. These increases were partially offset by a decline of 0.2 percentage points due to the contract cost overrun charges in the 2006 third quarter, 1.0 percentage points because of lower margins from acquired businesses and 0.5 percentage points for SFAS 123R stock-based compensation expense.

OUTLOOK

‘‘We believe that L-3 is on track to finish 2006 with solid growth,’’ said Mr. Strianese. ‘‘Depending on the size of future war supplemental appropriations, defense spending should continue to grow in 2007. Before the election recess, Congress approved a $462.8 billion FY 2007 defense spending bill, which included a ‘bridge fund’ of $70 billion for the war efforts in Iraq and Afghanistan, and it is anticipated that the President will submit another supplemental request for war costs early in FY 2007.’’

Mr. Strianese noted that the spending priorities of the 2007 defense budget reflect the continued effort to transform the U.S. military to cope with the global war on terrorism, conduct military operations in Iraq and Afghanistan, and to keep pace with the Quadrennial Defense Review (QDR) strategy. ’’Key defense trends include larger special operations forces (SOF), joint and interdependent solutions, network-centric operations, continued improvements in command, control, communications and computer capabilities (C4), strengthening and centralizing strategic and operational ISR, as well as the increasing demand for training and services,’’ said Mr. Strianese. ’’L-3 has a broad base of high technology electronics systems, products and services to serve these markets.’’

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L-3 Communications Announces Results for the 2006 Third Quarter

Mr. Strianese also noted that the President recently signed a $35 billion homeland security spending bill for 2007 that provided funding for several key initiatives. For example, the government will provide funding for mass transit and rail, air cargo, port and container security and for the U.S. Coast Guard’s Deepwater Program. ’’L-3, with its expertise in sensors and network-centric technology applied to the homeland security market, is introducing several new products, including a next-generation explosives trace detection system, a transportation turnstile for mass transit security with integrated explosives detection, a checkpoint portal which integrates several sensor systems for superior threat detection and throughput and an advanced X-ray system with an integrated trace system for the aviation and public safety markets. In addition, L-3 has achieved certification from the TSA for its latest threat detection software for the eXaminer 6500 EDS. This new software further reduces the eXaminer’s industry-leading low false alarm rate for EDS and provides a sharper image for operator analysis. L-3 also provides communications equipment to the Deepwater Program and serves as the lead communications integrator for the program as well.’’

‘‘On the acquisition front, the fall season has brought more opportunities into the pipeline. Many of these are niche companies in the $50 million to $300 million revenue range and can fit nicely into business areas that will help us increase market share and expand our capability to our customers,’’ concluded Mr. Strianese.

Financial Outlook for 2006

Based on the 2006 third quarter results and information known as of today, the company revised its financial guidance for the year ending December 31, 2006, as follows:

•	sales of approximately $12.4 billion, including all business acquisitions completed to date. The 2006 sales outlook includes estimated organic sales growth for the year of between 8% and 10%;

•	diluted EPS of approximately $4.16, including the Litigation Charge of $0.63 per share and the Stock-Based Charge of $0.21 per share, which were both recorded in the 2006 second quarter, with operating margin of approximately 8.9%. Excluding these two charges, diluted EPS is expected to be approximately $5.00, with operating margin of approximately 10.3%, an estimated effective income tax rate of approximately 37% and weighted average diluted shares outstanding of approximately 125 million. The company’s estimates for 2006 also include the impact of adopting SFAS 123R, effective January 1, 2006, which is expected to reduce diluted EPS for 2006 by approximately $0.23 and reduce operating margin by 0.4 percentage points; and

•	free cash flow of at least $850 million, comprised of net cash from operating activities of $993 million, less net capital expenditures of about $143 million. The company’s free cash flow guidance assumes that the OSI litigation verdict damages of $125.6 million will not be paid during the year ending December 31, 2006, because of the expected amount of time to resolve motions and appeals relating to this matter.

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L-3 Communications Announces Results for the 2006 Third Quarter

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call today, Thursday, October 26, 2006, at 11:00 AM ET that will be simultaneously broadcast live over the Internet. Michael T. Strianese, President and Chief Executive Officer and Chief Financial Officer, and Cynthia Swain, Vice President — Corporate Communications, will host the call.

11 :00 AM ET
10 :00 AM CT
9 :00 AM MT
8 :00 AM PT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=35697

Please allow fifteen minutes prior to the call to download and install any necessary audio software. The archived version of the call may be accessed at either this site or by dialing (800) 642-1687 (passcode: 6642309), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 Communications is a leading provider of Intelligence, Surveillance and Reconnaissance (ISR) systems, secure communications systems, aircraft modernization, training and government services. The company is a leading merchant supplier of a broad array of high technology products, including guidance and navigation, sensors, scanners, fuzes, data links, propulsion systems, simulators, avionics, electro optics, satellite communications, electrical power equipment, encryption, signal intelligence, antennas and microwave components. L-3 also supports a variety of Homeland Security initiatives with products and services. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies and aerospace prime contractors.

To learn more about L-3 Communications, please visit the company’s web site at www.L-3com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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- Financial Tables Follow—

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L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Consolidated net sales	$3,104.5	$2,506.4	$9,091.7	$6,544.5
Consolidated cost of sales	2,771.2	2,239.9	8,153.4	5,853.9
Litigation Charge	—	—	129.0	—
Stock-Based Charge	—	—	39.2	—
Operating income	333.3	266.5	770.1	690.6
Interest and other (income) expense, net	(6.4)	(0.9)	(14.4)	(6.4)
Interest expense	76.8	59.9	221.6	136.5
Minority interests in net income of consolidated subsidiaries	3.5	2.6	8.4	7.9
Income before income taxes	259.4	204.9	554.5	552.6
Provision for income taxes	95.6	69.6	202.0	195.5
Net income	$163.8	$135.3	$352.5	$357.1
Earnings per share:
Basic	$1.32	$1.13	$2.88	$3.02
Diluted(a)	$1.31	$1.11	$2.84	$2.95
Weighted average common shares outstanding:
Basic	123.8	119.7	122.4	118.3
Diluted	125.3	122.1	124.3	120.9

(a)	Effective January 1, 2006, diluted earnings per share includes the impact of adopting the provisions of SFAS 123R, which reduced diluted earnings per share by $0.06 and $0.18 for the three months and the nine-months ended September 30, 2006. The company adopted the modified prospective transition method provided for in SFAS 123R, and, accordingly, has not restated amounts prior to January 1, 2006.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Funded Orders	$3,337.2	$2,632.4	$9,788.9	$7,592.4
Reportable Segment Operating Data
Net sales:
C3ISR	$732.6	$603.3	$2,147.7	$1,464.9
Government Services	741.9	553.6	2,172.4	1,141.3
Aircraft Modernization and Maintenance	623.0	549.0	1,797.5	1,704.9
Specialized Products	1,007.0	800.5	2,974.1	2,233.4
Total	$3,104.5	$2,506.4	$9,091.7	$6,544.5
Operating income:(b)
C3ISR	$75.2	$69.6	$224.2	$178.5
Government Services	69.1	47.4	194.6	103.1
Aircraft Modernization and Maintenance	64.1	56.4	173.3	169.7
Specialized Products	124.9	93.1	346.2	239.3
Total	$333.3	$266.5	$938.3	$690.6
Operating margin:(b)
C3ISR	10.3%	11.5%	10.4%	12.2%
Government Services	9.3%	8.6%	9.0%	9.0%
Aircraft Modernization and Maintenance	10.3%	10.3%	9.6%	10.0%
Specialized Products	12.4%	11.6%	11.6%	10.7%
Total	10.7%	10.6%	10.3%	10.6%
Depreciation and amortization:
C3ISR	$9.7	$8.6	$30.5	$23.4
Government Services	3.9	4.1	15.1	8.2
Aircraft Modernization and Maintenance	7.0	6.6	19.9	18.7
Specialized Products	23.6	20.7	70.6	55.4
Total	$44.2	$40.0	$136.1	$105.7
Cash flow data:
Net cash from operating activities	$260.5	$219.0	$735.2	$579.6
Net cash used in investing activities	(184.1)	(2,812.8)	(970.6)	(3,445.9)
Net cash (used in) from financing activities	(12.9)	2,409.4	89.2	2,439.2
Net increase (decrease) in cash	$63.5	$(184.4)	$(146.2)	$(427.1)

	September 30, 2006	December 31, 2005
Period end data
Funded Backlog	$8,250.5	$7,000.9
Cash & cash equivalents	$247.7	$393.9
Total debt	$4,634.6	$4,633.5
Minority interests	$83.8	$81.2
Shareholders’ equity	$5,061.6	$4,490.7

(b)	Reportable segment operating income and operating margin for the nine-month period ended September 30, 2006 excludes the Litigation Charge of $129.0 million and Stock-Based Charge of $39.2 million.

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating income	$333.3	$266.5	$770.1	$690.6
Add: Litigation Charge	—	—	129.0	—
Stock-Based Charge	—	—	39.2	—
Operating income excluding Litigation and Stock-Based Charges(c)	$333.3	$266.5	$938.3	$690.6
Net income	$163.8	$135.3	$352.5	$357.1
Add: Litigation Charge	—	—	78.2	—
Stock-Based Charge	—	—	25.5	—
Net income excluding Litigation and Stock-Based Charges(c)	$163.8	$135.3	$456.2	$357.1
Diluted earnings per share	$1.31	$1.11	$2.84	$2.95
Add: Litigation Charge	—	—	0.63	—
Stock-Based Charge	—	—	0.20	—
Diluted earnings per share excluding Litigation and Stock-Based Charges(c)	$1.31	$1.11	$3.67	$2.95
Net cash from operating activities	$260.5	$219.0	$735.2	$579.6
Less: Capital expenditures	(35.1)	(26.7)	(103.0)	(71.2)
Add: Dispositions of property, plant and equipment	—	1.6	1.7	2.2
Free cash flow(d)	$225.4	$193.9	$633.9	$510.6

(c)	The company believes that the Litigation and Stock-Based Charges affect the comparability of the results of operations for the nine-months ended September 30, 2006 to the results of operations for the nine-months ended September 30, 2005. The company also believes that disclosing operating income excluding the Litigation and Stock-Based Charges will allow investors to more easily compare the 2006 nine-month results to the 2005 nine-month results.

(d)	The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock and investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.